Exhibit 4.40

ICBC	Working Capital Loan Contract

Contract Number: [Not disclosed in this translation]

The Lender: ICBC Hengyang Hua Xin Branch

The Borrower: China Glorious City (Hengyang) Co., Ltd.

This Contract regarding the loan grant to the Borrower by the Lender, is entered into upon mutual agreement between the Borrower and the Lender through negotiation.

Part I: Basic Agreement

1.	Use of Loan Proceeds

The Loan under this Contract shall be used for the following purpose. Without the written consent of the Lender, the Borrower shall not use the Loan for any other purposes and the Lender shall have the right to supervise the use of the Loan.

Purpose of the Loan: Marketing expenses

2.	Loan Amount and Tenure

2.1	The currency of the Loan under this Contract is RMB. The amount shall be 80,000,000 (In words: Eighty million).

2.2	The term of the Loan under this Contract is 12 months from the date of drawdown (in case of multiple drawdowns, from the date of first drawdown), the actual drawdown date to be determined based on the date of the drawdown voucher.

3.	Interest Rate, Interest and Fees

3.1	[Determination Method of RMB Loan Interest Rate]

RMB loan interest rate shall be based on method 2 below:

(1)	Fixed rate, annual interest rate of [blank]% which remain unchanged throughout the tenure of the Loan.

(2)	Floating rate, the Loan interest rate shall be based on the base lending rate plus a margin, base lending rate being 6% per annum (as of date of drawdown/Contract) and base lending rate for loans with similar tenure as published by the People’s Bank of China, plus a margin of 5%. From date of drawdown by the Borrower, the interest rate shall be reset at end of each period of 12 months, whereas interest shall be calculated in segment. The interest rate reset date for 2nd period shall be the corresponding date when first period is fall due. In case where the month when the interest rate shall be reset does not contain a corresponding date to the drawdown, the last day of that month shall be used as interest rate reset date. This method shall be applied throughout all subsequent period. In case of multiple drawdowns by the Borrower, the interest rate shall be reset using method A below:

A.	Regardless the number of drawdowns during a period, interest rate fixed for that period shall be implemented for those drawdowns and to be reset during the next period.

B.	Interest rate shall be set and reset for each drawdown.

(3)	Other: [blank]:

3.2	Determination Method of Foreign Currency Loan Interest Rate

Foreign currency loan interest rate shall be based on method [blank] below:

(1)	Fixed rate, annual interest rate of [blank]% which remain unchanged throughout the tenure of the Loan.

ICBC	Working Capital Loan Contract

(2)	Floating rate, the Loan interest rate shall be [blank] months [blank] (LIBOR/HIBOR) as base lending rate plus [blank] basis points (each basis point represents 0.01%). The spread shall remain fixed throughout the tenure of the Loan. In case of multiple drawdown, interest rate shall be determined individually for each drawdown. Subsequent to drawdown by the Borrower, the interest rate shall be calculated in segment and reset using method [blank] below:

A.	The base interest rate shall be floating based on its corresponding period. The interest rate reset date for the 2nd period shall be one day after when the first period fall due. In case where the month when the interest rate shall be reset does not contain a corresponding date to the drawdown, the last day of that month shall be used as interest rate reset date. This method shall be applied throughout all subsequent period.

B.	The base interest rate shall be reset on first day of each interest calculation period.

(3)	Other: [blank]:

3.3	The interest for the Loan under this Contract shall be calculated and settled on a monthly basis. Principal of the Loan shall be repaid together with any unpaid interest upon maturity. Daily interest rate shall be annual interest rate/360 days.

3.4	Penalty interest rate for any overdue payments of interest and the Loan under this Contract shall be 50% on top of the original interest rate applicable to the Loan at the time. Penalty interest rate for any misappropriation of the Loan under this Contract shall be 100% on top of the original interest rate applicable to the Loan at the time.

3.5	In addition to interest, the Borrower shall also pay to the Lender a commitment fee. The commitment fee payable by the Borrower to the Lender shall be calculated based on the difference between the Loan granted (as stipulated in clause 2) and the amount drawn down (average during the fee calculation cycle) multiply by a rate of 0% per annum and shall be paid under method 1 below:

(1)	Pay in full upon the expiry of the fee calculation cycle.

(2)	Upon the effectiveness of this Contract, payable by installments on the 20th day of each [blank] (month/quarter/year), until the expiry of fee calculation cycle.

In case where the Loan under this Contract can be revolved, the fee calculation cycle refers to the period in which the Loan may be revolved. In case where the Loan under this Contract may not be revolved, the fee calculation cycle refers to period from date of this Contract to the date of the final drawdown of the Loan.

In case where commitment fee is payable by installments and the Borrower fails to settle the commitment fee, the Lender has the right to stop or cancel the granting any unutilized portion of the Loan.

4.	Drawdown (Not Applicable to Revolving Loan)

4.1	The Borrower shall make drawdown of the Loan according to its needs using method 2 below:

(1)	Entirety of the Loan in a single drawdown on or before [blank];

(2)	Entirety of the Loan in a single or multiple drawdowns from date of this Contract to April 25, 2014;

(3)	To make drawdown based on the following timetable. In case where the Borrower wishes to change the drawdown timetable based on its needs, consent must be obtained from the Lender and the Borrower shall complete its drawdowns before [blank].

Drawn down date	Drawdown amount
Blank	Blank

4.2	In case where the Borrower fails to make drawdown in a manner as agreed under this Contract, the Lender has the right to cancel part or all of the unutilized portion of the Loan.

5.	Repayment

5.1	The Borrower shall repay the Loan under this Contract based on method 1 below:

(1)	To repay the Loan in full upon maturity.

(2)	To repay the Loan based on the following repayment schedule:

Planned repayment date	Planned repayment amount
Blank	Blank

ICBC	Working Capital Loan Contract

5.2	In case where the Loan under this Contract is obtained under the following circumstances, the Borrower shall repay the Loan immediately after corresponding funds has been received. The Borrower shall not be liable to any compensation for early repayment of the Loan arising from this circumstances.

[Blank]

5.3	In case other than circumstances agreed in clause 5.2, the Borrower shall pay to the Lender a compensation for early repayment of the Loan, calculated based on the following:

Amount early repaid x remainder of the Loan tenure in months x [blank]%, in case where the remainder of the Loan tenure is less than one month, one month shall be used.

6.	Revolving Loan Special Agreement (elective clause, this clause is ☐ applicable ■ not applicable)

7.	Undertakings

7.1	The Loan under this Contract is secured by way of Guarantee.

7.2	In case where the Loan under this Contract is secured by way of guarantee with maximum ceiling limit, the details of guarantee contract with maximum ceiling are as follows:

Maximum Ceiling Limit Guarantee Contract Name: [Blank] (Contract Number: [Blank])

Guarantor: [Blank]

8.	Financial Covenants (elective clause, this clause is ☐ applicable ■ not applicable)

9.	Resolution of Disputes

Resolution of disputes arising under this Contract shall be resolved use method 2 below:

(1)	Through submission of the dispute to [blank] arbitration committee, and to carry out the arbitration in [blank] (location) in accordance with the rules and regulations of such arbitration committee that are in effect at the time of submission. The ruling from the arbitration shall be final and shall be binding to both parties.

(2)	Through litigation at local court to which where the Lender is located.

10.	Others

10.1	There are four copies of this Contract, 2 copies for the Borrower and 2 copies for the Lender, all copies carry the same legal status.

10.2	The following appendices and other attachments that have been confirmed by both parties shall form an integral and inseparable part of this Contract and shall bear the same legal effect as this Contract:

Appendix 1: Drawdown Application (Form)

Appendix 2: Entrusted Payment Agreement

11.	Other Agreed Matters

Upon the effectiveness of this Contract, the contract with contract number [Not disclosed in this translation] shall be invalidated.

Part II: Detailed Terms

1.	Interest Rate and Interest

1.1	In case of foreign currency loan, LIBOR shall be interbank offered rate displayed on the Reuters terminal under the page of “LIBO=” for the same currency as the Loan under this Contract two bank business days before the drawdown day or reset day at 11:00am London time; HIBOR shall be interbank offered rate displayed on the Reuters terminal under the page of “HIBO=” for the same currency as the Loan under this Contract two bank business days before the drawdown day or reset day at 11:15am Hong Kong time.

1.2	In case where floating interest rate is used for the Loan under this Contract, the interest rate reset rules shall continue to apply subsequent to overdue in payments.

ICBC	Working Capital Loan Contract

1.3	The interest of the Loan shall be calculated on monthly basis and shall be on the 20th day of the month; In case of settlement of interest on quarterly basis, the 20th day of last month of each quarter; In case of settlement of interest on half yearly basis, June 20 and December 20 of each year.

1.4	The first interest period is from the day on which the Borrower has drawn down the Loan to the first interest calculation day. The last interest period is the day after the previous interest calculation day to the day of the repayment. The remaining interest period is from the day after the previous interest calculation day to the next interest calculation day.

1.5	In the event where the People’s Bank of China has adjusted the way to determine interest rate, the interest would be calculated based on the applicable rules and regulations of the People’s Bank of China without notifying the Borrower by the Lender.

1.6	In case where the interest rate enforced under this Contract is below the benchmark lending rate as published by the People’s Bank of China, the Lender has the right to re-assess the preferential rates offered to the Borrower each year, and at the Lender’s discretion, based on national policy, credit status of the Borrower and changes in status of guarantees provided for the Loan, to cancel part or all of the preferential interest rate offered to the Borrower and shall notify the Borrower on a timely manner.

2.	Drawdown of the Loan

2.1	The Borrower must fulfil the following precedents prior to the drawdown of the Loan or the Lender does not has the obligation to grant any of the Loan to the Borrower, unless as otherwise agreed by the Lender.

(1)	Except in the case of credit loan, the Borrower has completed all relevant pledge procedures as required by the Lender;

(2)	There is no event of the default by the Borrower under the terms of this Contract or contracts with other third parties;

(3)	Supporting provided by the Borrower matches the agreed purpose of the Loan;

(4)	Any other information as requested by the Lender.

2.2	Written documents provided by the Borrower to the Lender for the purpose of drawdown application must be in their original form. In case where the document is not original, consent must be obtained from the Lender and the copy must be stamped with a company seal of the Borrower.

2.3	The Borrower shall submit the drawdown notification at least 5 bank business days prior to the drawdown of the Loan. Once submitted, the application shall not be withdrawn unless with the written consent of the Lender.

2.4	In event where the Loan is granted after all precedents are satisfied by the Borrower or waived by the Lender, and the Lender has transfer the Loan into the Borrower’s bank account, it is deemed that the Lender has granted the Loan to the Borrower pursuant to this Contract.

2.5	In accordance with the requirements of relevant supervisory regulations and the management of the Lender, in the case where the Loan has exceeded certain amount, entrusted payment method shall be used and the Lender shall payment to the designated payee according to the drawdown and entrusted payment application. For this purpose, the Borrower and the Lender shall enter into a separate entrusted payment contract as a supplement to this Contract and the Borrower shall open or designate a bank account to process the entrusted payments.

3.	Repayment

3.1	The Borrower shall repay the Loan, interest and other expense payable to the Lender in full as agreed under this Contract on a timely basis. On the day of repayment and 1 bank business day prior to the interest calculation day, the Borrower shall ensure there is sufficient funds in the bank account opened at the Lender for the interest, principal and other expenses payable for the period and the Lender has the right to deduct directly, or to request the Borrower to complete all procedures for the deduction, from the Borrower’s bank account. In case where the funds is insufficient to repay all of the amount payable, the Lender has the right to decide the sequence for which of the overdue is settled.

3.2	In case where the Borrower wishes to early repay the Loan, the Borrower shall submit to the Lender a written application 10 bank business days prior to the proposed early repayment day, and to compensate the Lender in accordance with terms agreed under this Contract.

3.3	In case where the Lender agreed for the early repayment, the Borrower shall repay in full the principal, interest and other expenses that fall due on the proposed early repayment day, as agreed under this Contract.

3.4	The Lender has the right to recall the Loan based on the Borrower’s repayment status.

3.5	In case where the tenure of the Loan has shortened as a result of agreement between the Borrower and Lender in accordance with this Contract, the interest rate class shall remain in force and unchanged.

ICBC	Working Capital Loan Contract

4.	Revolving Loan

4.1	In case where the Loan under this Contract is revolving in nature, within the revolving loan tenure, the Borrower’s drawn down loan shall not exceed the limit of the revolving loan facility. The actual drawdown day of the Loan and the repayment of the Loan is based on the drawdown note and repayment of any of the drawdown of the Loan shall not beyond the tenure of the revolving loan facility.

4.2	In case where the Loan under this Contract is revolving in nature, and the Borrower fails to make any drawdown for the period of 3 months from the day of execution of this Contract, the Lender has the right to cancel the revolving loan facility.

5.	Undertakings

5.1	Except in the case of credit loan, the Borrower shall provide a legally valid guarantee which is approved by the Lender as its responsibilities under this Contract and to enter into guarantee contract separately.

5.2	In case where assets pledged under this Contract is damaged, depreciated, become subject of ownership dispute, foreclosed or retained, or being disposed of by mortgagor without the consent of the Lender, or event financially unfavourable guarantor or the Borrower has occurred, the Borrower shall notify the Lender promptly and to provide other undertakings which is approved by the Lender.

5.3	In case where the Loan under this Contract is secured by trade receivables of the Borrower, during the tenure of this Contract, the Lender has the right to declare early maturity of the Loan in the event of any one of the following, and to demand for immediate repayment for principal and interest, or to request for additional legally valid, effective and sufficient collateral:

(1)	Bad debts ratio from debtors of the trade receivables provided by mortgagor increase for 2 consecutive months;

(2)	the receivables overdue but remained outstanding of the trade receivables provided by mortgagor exceeded 5% of the total trade receivables of the mortgagor.

(3)	trade dispute (including but not limited to quality, technology and service aspects dispute) between the mortgagor of the trade receivable and its debtors or other third parties which result in receivables fails to recover on time.

6.	Account Management

6.1	The Borrower shall open a designated funds collection account at the Lender which is used for the collection of sales proceeds and funds planned for repayment of the Loan. In case where sales were made on a non-cash basis, the Borrower shall ensure to deposit such proceeds into the designated funds collection account as soon as it is received.

6.2	The Lender shall has the right to monitor the designated funds collection account, including but not limited to understand and supervise the proceeds and payments from/to that account, and the Borrower shall comply. At the request of the Lender, the Borrower shall enter into an account supervision agreement with the Lender.

7.	Representations and Guarantees

The Borrower has made to the Lender the following representations, and shall remain in effect during the tenure of this Contract:

7.1	The Borrower is legally qualified as a borrower, capable to enter into and execute this Contract.

7.2	The execution of this Contract has obtained all necessary authorization and approval, and the execution and fulfilment of this Contract does not in breach with the Borrower’s articles of association and relevant laws and regulations and does not contradict to terms of other contracts of the Borrower.

7.3	All debts fall due has been settled on time, there is no delay in payment of interest on bank loans with malicious intent.

7.4	There are sound organization structure and financial management system. There is no event of major violation in the past year of operation. There is no major unhealthy record caused by present senior management.

7.5	Documents and information provided to the Lender are true, accurate, complete and valid, where false records, material omission and misleading representation do not exist.

ICBC	Working Capital Loan Contract

7.6	Financial reports provided to the Lender are prepared in accordance with accounting standard of the PRC and are truly, fairly and completely reflect the Borrower’s operating status indebtedness. Since the date of the latest financial reports, there is no material unfavourable financial change to the Borrower.

7.7	There is no event of litigations, arbitration or compensation conceal from the Lender.

8.	The Borrower’s Undertakings

8.1	To drawdown and use the Loan in accordance to the terms and tenure of this Contract, the Loan shall not be used for the purpose of fixed assets, equity, etc. investments, and shall not be used in any way in the securities market, futures market or for any other purpose that is prohibited or restricted by relevant laws and regulations.

8.2	To fully repay the principal, interest and other expenses payable in accordance with this Contract.

8.3	To actively cooperate with the Lender to inspect and supervise the usage of the Loan through bank account analysis, voucher inspection, site visit, etc. and to report to the Lender the utilization status of the Loan at the Lender’s request.

8.4	To accept the Lender’s credit inspection, to provide to the Lender financial information including balance sheet and profit and loss account and other documents reflecting the Borrower’s repayment ability at the Lender’s request. To actively assist and cooperate with the Lender in the investigation, understanding and supervision of the operation and financial status of the Borrower.

8.5	Shall not distribute any form of dividends prior to the full repayment of principal, interest and other expenses of the Loan.

8.6	Prior to proposed consolidation, spin-off, capital reduction, change in ownership, material assets and liabilities transfer, material external investment, increase in debt financing and any other actions that may negatively affect the Lender’s rights, the Borrower shall obtain the Lender’s written consent or to provide an arrangement for the realization of the Lender’s right that is satisfied by the Lender.

8.7	In case of occurrence of any one of the following, to notify the Lender immediately:

(1)	Change of articles of association, area of business, registered capital, legal representative, address and form of contact;

(2)	Out of business, dismissal, liquidation, suspension of business, revocation of business licence, being revoked or applied (or being applied) for bankruptcy;

(3)	involvement or potential involvement of material economic dispute, litigation, arbitration, or seizure or retention of assets by laws;

(4)	involvement of material case or economic dispute by shareholders, directors or existing senior management;

8.8	Prompt disclosure of related parties and their transactions to the Lender.

8.9	To sign off receipt of the various notifications sent or delivered by the Lender.

8.10	Shall not dispose of the Borrower’s assets which would reduce the repayment ability of the Borrower; guarantee provided to third party shall not damage the Lender’s rights.

8.11	In case the Loan under this Contract is a credit loan, the Borrower shall completely, truly and accurately report to the Lender all guarantees given, and at the request of the Lender, to execute account supervision agreement. In case guarantee given may affect the execution of responsibilities under this Contract, prior written consent from the Lender must be obtained.

8.12	The Borrower shall bear all expenses relating to the execution and fulfilment of this Contract and all expenses paid or payable by the Lender during the realization of its rights under this Contract, which include but not limited to litigation and arbitration costs, asset safeguarding costs, legal costs, execution costs, valuation costs, auction costs and publication costs.

8.13	The Loan under this Contract is senior to the debt the Borrower owe to its shareholders, and shall have the same seniority to other similar debts of the Borrower.

8.14	Strengthen environmental and social risk management, and to accept inspection and supervision by the Lender. If requested by the Lender, to submit to the Lender environmental and social risk assessment reports.

ICBC	Working Capital Loan Contract

9.	The Lender’s Undertakings

9.1	To grant the Loan in accordance with terms under this Contract

9.2	To maintain confidential the non-public document and information provided by the Borrower, unless as otherwise required under relevant laws and regulations or as agreed under this Contract.

10.	Default

10.1	The following constitute a default by the Borrower:

(1)	The Borrower fails to repay principal, interest and other expenses payable as agreed under this Contract, or fails to fulfil any of the Borrower’s responsibilities under this Contract, or in breach of any of the representations, guarantees or undertaking provided under this Contract;

(2)	A change of the guarantee provided under this Contract which has an unfavourable impact to the Lender’s right as a creditor and the Borrower fails to provide other form of guarantees which is approved by the Lender;

(3)	The Borrower fails to repay any of its other liabilities (including those declared early matured) when they fall due, or fails to fulfil or in breach of its responsibilities under other agreements, which has or may has affected the Borrower’s ability to fulfil its responsibilities under this Contract;

(4)	The Borrower’s profitability, repayment ability, operation ability and cash flows has exceeded target agreed under this Contract, or has deteriorate, which has or may has affected the Borrower’s ability to fulfil its responsibilities under this Contract;

(5)	A material unfavourable change in the Borrower’s ownership structure, production, external investment which has or may has affected the fulfilment of the responsibilities by the Borrower under this Contract;

(6)	The Borrower’s involvement in material economic dispute, litigation, arbitration, or seizure, retention or foreclosure of assets, or investigation carried out or penalty imposed by relevant judicial authorities, or in violation of the country’s regulations and policies which has been exposed by media, which has or may has affected the fulfilment of the responsibilities of the Borrower’s under this Contract;

(7)	An unusual change, disappearance, or the investigation carried out by judicial authorities or limitation of freedom of major investor or key management, which has or may has affected the fulfilment of the responsibilities of the Borrower’s under this Contract;

(8)	The creation of false contract between the Borrower and its related parties to obtain the Loan using non-existence transactions, or through related party transactions for the avoidance of debts due to the Lender;

(9)	The Borrower has or may has already out of business, dismissal, liquidation, suspension of business, revocation of business licence, being revoked or applied (or being applied) for bankruptcy;

(10)	The violation of relevant laws and regulations, supervisory requirements or industry standards relating to food safety, safety of production, environmental protection and other environmental and social risk management, which has resulted in liability or material environmental and social event and has or may has affected the fulfilment of the responsibilities of the Borrower’s under this Contract;

(11)	In case where the Loan under this Contract is a credit loan, where the Borrower’s credit rating, profitability level, gearing ratios, cash flows from operations, etc. fails to comply with the Lender’s credit loan requirements, or the Borrower has provided securities to external parties using its operating assets without the prior written consent from the Lender, which has or may has affected the fulfilment of the responsibilities of the Borrower’s under this Contract;

(12)	Any other circumstances which may affect the realization of the rights of the Lender under this Contract.

10.2	In an event of default by the Borrower, the Lender has the right to:

(1)	Request for the correction by the Borrower;

(2)	Stop granting the Loan or other financing to the Borrower under this Contract or other contracts, cancel part or all of the Loan that is unused or other financing;

(3)	Declare immediate maturity on the Loan under this Contract or other loans to the Borrower and to recall for the repayment of the Loan;

ICBC	Working Capital Loan Contract

(4)	Demand for the loss suffered due to default by the Borrower;

(5)	Other procedures as required by the Lender, the Contract or relevant laws and regulations;

10.3	In case where the Borrower fails to repay the Loan on due day (including loans declared early matured), the Lender has the right to charge penalty interest on the overdue loan from the day of overdue at interest rate as agreed under this Contract. In case where the Borrower fails to pay penalty interest on time, such overdue penalty interest shall be subject to compound interest.

10.4	In case where the Borrower misused the Loan for purpose other than those agreed under this Contract, the Lender has the right to charge penalty interest on the misused Loan from the day of the misuse. In case where the Borrower fails to pay penalty interest on time, such penalty interest shall be subject to compound interest.

10.5	In case where the circumstances stated in 10.3 and 10.4 above occurred concurrently, the Borrower shall subject to the more serious penalty interest but not both.

10.6	In case where the Borrower fails to repay principal, interest (including penalty interest and its compound interest) or other expenses payable to the Lender on time, the Lender may publish notice in the media for debt chasing.

10.7	In case where the controlling relationship between related parties of the Borrower and the Borrower has occurred or any of the circumstances (except those stated under 10.1(1) and (2)) has occurred to the related parties of the Borrower, which has or may has affected the fulfilment of the responsibilities of the Borrower’s under this Contract, the Lender has the right to carry out any of the procedures under this Contract.

11.	Deductions

11.1	In case where the Borrower fails to repay the Loan on due day (including loans declared early matured) or committed an event of default, the Lender has the right to deduct the relevant amount from the Borrower’s bank account at the Lender or any of its branches, until the indebtedness under this Contract is fully repaid.

11.2	In case where the deduction is in a currency different from the currency under this Contract, the deduction shall be exchanged at a rate applicable to the Lender on the day of deduction. Interest, other expenses and exchange differences arising from exchange fluctuations between the day of deduction and repayment day (the day on which the Lender exchanged the deduction to the currency under this Contract in accordance with national exchange policy and repaid all debts under this Contract) shall be borne by the Borrower.

11.3	In case where the deductions made by the Lender is insufficient to repay all of the indebtedness payable by the Borrow to the Lender, the Lender has the right to decide the sequence for which of the overdue is settled.

12.	Transfer of Rights and Obligations

12.1	The Lender has the right to transfer part of all its rights under this Contract to third parties and does not require the consent of the Borrower. Unless otherwise the Borrower has obtained the written consent of the Lender, the Borrower shall not transfer any of its rights and obligations under this Contract.

12.2	The Borrower confirms and approves that the Lender may, according its management needs, assign its rights and obligations under this Contract, or the management of the Loan under this Contract, to other branches of Industrial and Commercial Bank of China Limited (“ICBC”) and to be carry out by those branches and does not require the consent of the Borrower. Other branches of Bank of Tieling which undertook the rights and obligations under this Contract shall have the rights to exercise all of the Lender’s rights under this Contract, and shall has to right to act on behalf the Lender for any legal proceedings (include litigations, arbitration, or application for mandatory execution) brought to court.

13.	Validity, Modifications and Termination

13.1	This Contract shall become in effect upon execution by all parties, and shall remain in effect until all of the responsibilities under this Contract has been fulfilled.

13.2	Any proposed modifications to this Contract shall be in written form as negotiated and agreed by all parties. Modifications in clauses or agreement shall form an integral part of this Contract and shall bear the same legal effect to this Contract. Except for the modified clause, the remainder of this Contract shall remain in effect and the original clause shall remain in effect prior to the effectiveness of the modification.

13.3	The modification or termination of this Contract does not affect the rights for damages by any party to this Contract. The termination of this Contract does not affect the effectiveness of clauses relating to dispute resolution.

ICBC	Working Capital Loan Contract

14.	Applicable Laws and Dispute Resolution

The execution, effectiveness, interpretations, fulfilment and the dispute resolution shall be construed under the laws of the People’s Republic of China. Any disputes so arising under this Contract shall be resolved through negotiation or otherwise through procedures as agreed under this Contract.

15.	Entirety of Contract

Section 1 “Basic Agreement” and Section 2 “Detailed Terms” shall form a complete set of loan contract, the terms used in both sections shall have the same meaning. The Loan obtained by the Borrower shall be binding by the above sections.

16.	Notifications

16.1	All notifications under this Contract shall be made in written form. Unless as otherwise agreed, the Borrower’s address stated under this Contract shall be the correspondence address for the purpose of this Contract. Any change in the Borrower’s address or method of communication shall be notified to the Lender immediately.

16.2	In case a party to this Contract refused to accept delivery of the notification or undeliverable of notification, the other party to this Contract may deliver the notification through notary public or in form of public announcement.

17.	Others

17.1	The non-execution or delay in the execution on part of all of the rights by the Lender does not deemed as forfeiture of change of such rights by the Lender, and shall not affect the Lender’s right in executing such or other rights.

17.2	Any of the clauses under this Contract become void or unenforceable shall not affect the effectiveness and the enforceability of other clauses.

17.3	The Lender has the right to provide relevant information of this Contract or the Borrower to People’s Bank of China information system or other credit information database set up in accordance with relevant laws so as to allow enquiries from and use by qualified institutes or individuals. The Lender also has the right, for the purpose of this Contract, enquire from such system and database information relating to the Borrower.

17.4	Terms including “related parties”, “relationships with related parties”, “related party transactions”, “individual major shareholder”, “key management personnel”, etc. shall have the same meaning of terms contained in “Accounting Standards for Enterprises No. 36 – Related Party Disclosures” and its amendments as published by the Ministry of Finance.

17.5	Environmental and social risks mentioned in this Contract refer to risks of jeopardizing the environment and society that may arise from the construction, manufacturing, operating activities by the Borrower and its important related parties, which include squander of energy consumption, contamination, land, health, safety, resettlement, environmental protection, climate changes, etc.

17.6	The Lender invoices and vouchers prepared and retained by the Lender for the purpose of the Loan under this Contract and for the Lender’s operations practice shall be an evidence of the borrower-lender relationship between the Borrower and the Lender and shall be legally binding to the Borrower.

17.7 Within this Contract, (1) the term “this Contract” shall include its amendments and supplements; (2) the headings for each of the clauses are for reference only and shall not constitute any interpretation to the related clause itself and shall not constitute any form of restriction as to the contents and coverage of related clause; (3) In case where drawdown day or/and repayment day is not bank business day, it shall postpone to the next available bank business day.

Both parties confirm: The Borrower and the Lender has negotiated all the terms and conditions under this Contract. The Lender has reminded the Borrower to pay special attention to the terms relating to the rights and obligations of both parties and to fully understand their meaning and has explained to the Borrower the meaning and interpretations of those terms. The Borrower has read and fully understood all of the terms (including Sections 1 and 2) under this Contract. Both parties under this Contract fully understand the terms of this Contract and no objection to those terms.

The Lender: Stamped with a Seal of ICBC Hengyang Hua Xin branch

Authorised Signature:

The Borrower: Stamped with a Seal of China Glorious City (Hengyang) Co., Ltd.

Authorised Signature: Xu Zhu Qi

Date: 8 May 2013